Exhibit 99.1

Operating Model

Long Term Target

Revenue	100%
Gross Margin (1)	40 - 45%
Operating Expenses Sales & Marketing(2)	15 - 17%
Research & Development(2)	11 - 13%
General & Administrative(2)	5 - 6%
Amortization (3)
Operating Income	6 - 12%

The intent of this presentation is to illustrate a future target for expense categories as a percentage of total revenue.

Significant assumptions to the operating model:

(1)  Gross margins are assumed to range between 40% to 45% as the result of higher expected total revenues and higher expected average selling prices associated with new product introductions.

(2)  Operating expenses are assumed to decrease as a percentage of revenue.  Based on assumed increases in volume and average selling prices, revenue is assumed to increase at a higher rate relative to operating expenses.  In addition, the Company assumes that it will manage its operating expenses to meet its long term operating expense targets.

(3)  The Company assumes it will not acquire any additional amortizable assets.  Amortization expense associated with existing assets is assumed to be a negligible percentage of revenue.